EXHIBIT 34.1

                                                                    EXHIBIT 34.1



             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

The Board of Directors
The Bank of New York
The Bank of New York (Delaware)
The Bank of New York Trust Company, N.A.:

We have examined The Bank of New York, The Bank of New York (Delaware) and the Bank of New York Trust Company, N.A., (collectively, the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the publicly issued (i.e. transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provides trustee, securities administration or paying agent services, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the Platform), except for servicing criteria
1122(d)(1)(ii),      1122(d)(1)(iii),       1122(d)(1)(iv),      1122(d)(4)(vi),
1122(d)(4)(viii),      1122(d)(4)(x),      1122(d)(4)(xi),      1122(d)(4)(xii),
1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of June 15, 2007 and for the period January 1, 2007 through June 15, 2007. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with respect to criterion 1122(d)(2)(i) applicable to the Company as of June 15, 2007 and for the period January 1, 2007 through June 15, 2007. Certain payments on pool assets were not deposited to the appropriate custodial bank accounts as required by the related transaction agreements.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of June 15, 2007 and for the period January 1, 2007 through June 15, 2007.



                                  /s/ KPMG LLP

Chicago, Illinois
August 29, 2007